                                                                  Exhibit 10(i)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 11 to the Registration Statement No. 333-11137 of New England Variable Annuity Fund I of our report dated February 12, 2002 relating to the consolidated financial statements of Metropolitan Life Insurance Company and of our report dated February 26, 2002 relating to the financial statements of New England Variable Annuity Fund I appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the headings "CONDENSED FINANCIAL INFORMATION" in the Prospectus, which is a part of such Registration Statement and "SERVICES RELATING TO THE FUND" and "EXPERTS" in such Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
October 25, 2002